EXHIBIT 21.1

NATIONAL INTERSTATE CORPORATION

Company [1]	State/Jurisdiction

American Highways Insurance Agency, Inc.	OH
Explorer RV Insurance Agency, Inc.	OH
Hudson Indemnity, Ltd.	Cayman Islands
National Interstate Insurance Company	OH
National Interstate Insurance Company of Hawaii, Inc.	OH
National Interstate Insurance Agency, Inc.	OH
Safety, Claims & Litigation Services, Inc.	PA
Triumphe Casualty Company	PA
Hudson Management Group, Ltd.	U.S. Virgin Islands
Safety, Claims & Litigation Services, LLC.	MT
Vanliner Group, Inc.	DE
Vanliner Insurance Company	MO
Vanliner Reinsurance Limited	Bermuda
TransProtection Service Company	MO

[1]	All subsidiary companies are wholly owned by National Interstate Corporation, except Vanliner Group, Inc., National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company, which are wholly owned subsidiaries of National Interstate Insurance Company. Vanliner Insurance Company, Vanliner Reinsurance Limited and TransProtection Service Company are wholly owned subsidiaries of Vanliner Group, Inc.